Exhibit 23.2

[Letterhead of McGladrey & Pullen, LLP]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-175203) on Form S-8 of OmniAmerican Bancorp, Inc. and Subsidiary of our report dated June 29, 2011, relating to the statement of net assets available for benefits of the OmniAmerican Bank 401(K) Profit Sharing Plan as of December 31, 2009, which appear in the December 31, 2010 annual report on Form 11-K of OmniAmerican Bank 401(k) Profit Sharing Plan.

/s/ McGladrey & Pullen, LLP
Dallas, Texas
June 29, 2011